Exhibit 23.1

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the 2007 Equity Incentive Plan and the Employee Stock Purchase Plan of BigBand Networks, Inc. of our report dated March 10, 2008, with respect to the consolidated financial statements and schedule of BigBand Networks, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

August 14, 2008